                             TROUTMAN SANDERS LLP
                         NationsBank Plaza, Suite 5200
                          600 Peachtree Street, N.E.
                          Atlanta, Georgia 30308-2216
                            www.troutmansanders.com
                            TELEPHONE: 404-885-3000
                            FACSIMILE: 404-885-3900

                                 June 16, 1999

Carmike Cinemas, Inc.
1301 First Avenue
Columbus, GA  31901


         RE:      Carmike Cinemas, Inc.
                  Certain Federal Income Tax Considerations

Gentlemen:

         We have acted as special tax counsel to Carmike Cinemas, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-4 (File No. 33-77333), as amended (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to an offer (the "Exchange Offer") to exchange up to $200,000,000 aggregate principal amount of the Company's 9-3/8% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") for a like principal amount of its outstanding 9-3/8% Series A Senior Subordinated Notes due 2009 (the "Original Notes"). The Exchange Notes will be guaranteed by each of the Company's wholly-owned domestic subsidiaries (the "Guarantors") with respect to the payment of distributions and payments upon liquidation, redemption and otherwise to the extent set forth in the Prospectus (the "Prospectus") filed as part of the Registration Statement.

         We have reviewed copies of the Registration Statement and the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         Based on the foregoing, we are of the opinion that if the offer and sale of the Exchange Notes are conducted in the manner described in the Prospectus and if the terms of the Exchange Notes are as contemplated by the Prospectus, then the exchange of the Original Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Original Notes and, therefore, such exchange should not constitute an

Carmike Cinemas, Inc.
June 16, 1999
Page 2


exchange for federal income tax purposes and should have no federal income tax consequences to holders of the Original Notes.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the authenticity of which we assume, the additional information that we have obtained, and the statements set out therein which we have assumed and you have confirmed to be true on the date hereof and the date the Exchange Offer is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out therein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Exchange Offer.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ TROUTMAN SANDERS LLP